Exhibit 10.1

EXECUTION COPY

FIFTH AMENDMENT AND WAIVER, dated as November 16, 2006 (“Amendment”), to CREDIT AND SECURITY AGREEMENT, dated as of June 29, 2004 (as amended from time to time, the “Credit Agreement”), among INFOTECH USA, INC., a New Jersey corporation, as borrower (the “Borrower”), INFOTECH USA, INC., a Delaware corporation, and INFORMATION TECHNOLOGY SERVICES, INC., a New York corporation, as guarantors (together with the Borrower, the “Obligors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division (the “Lender”). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

WHEREAS, the Obligors have requested that the Lender waive as Events of Default violations of two of the financial covenants contained in the Credit Agreement, and modify certain terms of the Credit Agreement, and the Lender has agreed to the foregoing request, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligors and the Lender hereby agree as follows:

Section One. Amendments. Effective as of the date hereof, upon satisfaction of the conditions precedent set forth in Section Five hereof, the Credit Agreement is hereby amended as follows:

Section 1.1 Definitions. The definitions of the terms “Adjusted Book Net Worth Amount” and “Original Maturity Date” set forth in Section 1.1 of the Credit Agreement is deleted in its entirety and the following substituted in lieu thereof, respectively:

“Adjusted Book Net Worth Amount” means, with respect to any fiscal quarter of the Obligors, an amount equal to the sum of: (a) $1,575,000; plus (b) an amount equal to 50% of the aggregate consolidated Net Income of the Obligors for all fiscal years, commencing with the fiscal year ending in September 2008 and ending with the most recently completed fiscal year prior to such fiscal quarter, provided, that, for purposes of this definition, if the consolidated Net Income of the Obligors for any fiscal year is a negative number, such Net Income for such fiscal year shall be deemed equal to zero.”

“Original Maturity Date” means June 29, 2008.

Section 6.2(a). Maximum Debt to Book Net Worth Ratio. Section 6.2(a) of the Credit Agreement is deleted in its entirety and the following substituted in lieu thereof:

“(a) Maximum Debt to Rook Net Worth Ratio. The Obligors will maintain a Debt to Book Net Worth Ratio of not more than 2.10 to 1.00, determined as of the end of each fiscal quarter.”

Section 6.2(b) Minimum Book Net Worth. Section 6.2(b) of the Credit Agreement is deleted in its entirety and the following substituted in lieu thereof:

“(b) Minimum Book Net Worth. The Obligors will have a Book Net Worth of not less than: (a) $1,900000, as of the end of the fiscal quarter ending in December 2006; (b) $1,800,000, as of the end of the fiscal quarter ending in March 2007; (c) $1,725,000, as of the end of the fiscal quarter ending in June 2007; (d) $1,575,000, as of the end of the fiscal quarter ending in September 2007; and (e) the Adjusted Book Net Worth Amount, as of the end of each fiscal quarter ending after September 30, 2007.”

Section 6.2(c) Minimum Net Income. Section 6.2(c) of the Credit Agreement is deleted in its entirety and the following substituted in lieu thereof:

“(c) Minimum Net Income.  As of the end of each period set forth below, the Obligors will have achieved Net Income, on a cumulative quarterly basis, of not worse than the amount set forth below opposite such period:

	“Period	Minimum Net Income
A	fiscal quarter ending in December 2006	$(220,000)
B	two (2) fiscal quarters ending in March 2007	$(320,000)
C	three (3) fiscal quarters ending in June 2007	$(400,000)
D	four (4) fiscal quarters ending in September 2007	$(570,000)
As of the end of each fiscal quarter ending after September 30, 2007, the Obligors will have Net Income on a cumulative quarterly basis of not less than eighty percent (80%) of the projected cumulative Net Income (or worse than one hundred percent (100%) of the projected cumulative Net Loss) of the Obligors for such period, as set forth in the projections for such period delivered to the Lender. The Obligors’ failure to deliver projections to the Lender pursuant to Section 6.1(d) that are acceptable to the Lender, in its sole discretion, shall constitute an Event of Default.”

Section Two. Waivers. The Obligors have notified the Lender that: (a) the Obligor Book Net Worth as of the end of the fiscal quarter ended in September 2006 was $2,155,000 and (b) the Obligors’ cumulative Net Income for the four fiscal quarters ended in September 2006 was $(2,142,000). The failure of the Obligors to have: (a) Book Net Worth as of the end of the fiscal quarter ended in September 2006 of not less than $3,200,000, in violation of Section 6.2(b) of the Credit Agreement; and (b) cumulative Net Income for the four fiscal quarters ended in September 2006 in an amount not worse than $(1,045,000), in violation of Section 6.2(c) of the Credit Agreement, in each case constitutes an Event of Default under Section 7.1(b) of the Credit Agreement. The Events of Default expressly referred to in this paragraph are herein collectively referred to as the “Designated Defaults.”

Effective as of the date hereof, upon the satisfaction of the conditions precedent set forth in Section Five hereof, the Lender hereby waives the Designated Defaults as an Events of Default. Nothing herein shall constitute a waiver by the Lender of any other Default or Event of Default, whether or not the Lender has any knowledge thereof, nor shall anything herein be deemed a waiver by the Lender of any Default or Event of Default which may occur after the date of this Amendment.

Section Three. Amendment and Waiver Fee. In consideration for the amendments and waivers provided herein, the Borrower shall pay to the Lender a non-refundable fee in the amount of $25,000 (the “Amendment Fee”), which fee shall be fully earned on the date hereof and payable in three (3) installments as follows: $5,000 on December 1, 2006; $10,000 on January 2, 2007; and $10,000 on February 6, 2007. The failure of the Borrower to pay any installment of the Amendment Fee when due shall constitute an Event of Default.

Section Four. Representations and Warranties. To induce the Lender to enter into this Amendment, each Obligor warrants and represents to the Lender as follows:

all of the representations and warranties contained in the Credit Agreement and each other Loan Document continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except for such representations and warranties which, by their terms, are only made as of a previous date;

the execution, delivery and performance of this Amendment by each Obligor is within its corporate powers, has been duly authorized by all necessary corporate action on its part, and each Obligor has received all necessary consents and approvals (if any shall be required) for the execution and delivery of this Amendment;

upon its execution, this Amendment shall constitute the legal, valid and binding obligation of each Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity;

no Obligor is in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to any Obligor, (ii) cause a violation by any Obligor of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any Obligor is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any property of any Obligor, except in favor of the Lender, to secure the Obligations, or (v) violate any provision of the Constituent Documents of any Obligor;

no Default or Event of Default has occurred and is continuing, except for the Designated Defaults which are being waived pursuant to Section Two hereof; and

since September 30, 2006, no change or event has occurred which has had or is reasonably likely to have a Material Adverse Effect.

Section Five. Conditions Precedent. This Amendment shall become effective upon the date on which all of the following events shall have occurred; provided, however, that in the event that all of the following events shall not have occurred on or before November 16, 2006, then this Amendment shall thereafter be null and void and cease to be of any force and effect:

the Lender shall have received this Amendment, duly executed by each Obligor;

the Lender shall have received an Officer’s Certificate, in the form Exhibit A hereto, duly executed by an officer of Borrower;

the Lender shall have received payment of all fees and disbursements incurred by the Lender in connection with the preparation, negotiation and closing of this Amendment and the transactions contemplated to occur hereunder; and

except for the Designated Defaults which are being waived pursuant to Section Two hereof, no Default or Event of Default shall have occurred and be continuing, and no event or development which has had or is reasonably likely to have a Material Adverse Effect shall have occurred, in each case since the date of the financial statements referred to above.

Section Six. General Provisions.

Except as herein expressly amended, the Credit Agreement and all of the other Loan Documents are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

All references to the Credit Agreement in the Loan Documents shall mean the Credit Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented and modified from time to time.

This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflict of laws principals thereof.

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IN WITNESS WHEREOF, the Obligors and the Lender have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

INFOTECH USA, INC., a New Jersey corporation

By: /s/J. Robert Patterson
Name: J. Robert Patterson
Title:  Secretary and Treasurer

INFOTECH USA, INC., a Delaware corporation

By: /s/J. Robert Patterson
Name:  J. Robert Patterson
Title:  Chief Financial Officer, Vice President
            and Treasurer

INFORMATION TECHNOLOGY SERVICES, INC.

By: /s/J. Robert Patterson
Name:  J. Robert Patterson
Title:  Chief Financial Officer, Vice President and
            Treasurer

WELLS FARGO BANK, NATIONAL
 ASSOCIATION, acting through its Wells Fargo
 Business Credit operating division

By: /s/Sal Mutone
Name:  Sal Mutone
Title:  Vice President

EXHIBIT A

OFFICER’S CERTIFICATE

TO:	Wells Fargo Bank, National Association,
acting through its Wells Fargo Business Credit
operating division 119 West 40th Street New York, NY 10018

To induce you to enter into that certain Fifth Amendment and Waiver, dated on or about the date hereof (the “Amendment”), to the Credit and Security Agreement dated as of June 29, 2004 among INFOTECH USA, INC., A New Jersey corporation (“Borrower”), INFOTECH USA, INC., a Delaware corporation, INFORMATION TECHNOLOGY SERVICES, INC., a Delaware corporation and you, I DO HEREBY CERTIFY TO YOU, in my capacity as Secretary and Treasurer of the Borrower, that each and every representation and warranty set forth in Section Four of the Amendment is true and correct as of the date hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Officer’s Certificate as of November 16, 2006.

INFOTECH USA, INC.
By: /s/J. Robert Patterson
         J. Robert Patterson